CONSULTING FEE AGREEMENT

This agreement (the "Agreement") is being entered into as of May 17, 2019 (the

"Effective Date") by and between Zander Therapeutics Inc., David Koos, CEO, 4 700 Spring Street, Suite 304, La Mesa, CA 91941 ("Client") and Bandwidth Capital Partners LLC, a Wyoming limited liability company with offices at 5979 Buford Highway NE, Suite B-4, Doraville, Georgia 30340 ("Consultant," and collectively with Client, the "Parties").

RECITALS:

Client is entering into this Agreement with Consultant in order to document the basis upon which Consultant shall be providing the services defined below.

Client is seeking to raise capital (the "Financing")

Consultant has a relationship with various individuals and entities which have the ability to provide the Financing ( each a "Source," and collectively, the "Sources") and is willing to provide introductions of Sources to Client and Client desires to have Consultant provided such introductions.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual convents, terms, conditions and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto stipulate and agree as follows:

1.       DESCRIPTION OF ALL SERVICES.

Beginning on the Effective Date, Consultant shall use his or its best efforts in providing introductions of Consultant's Sources to Client (the "Services").

2.       PERFORMANCE OF SERVICES.

The manner in which the Services are to be performed and the specific hours to be worked by Consultant shall be determined by Consultant. Client may rely on Consultant to work as many hours as may be reasonably necessary to fulfill Consultant's obligations under this Agreement. However, Client agrees that Consultant is not responsible for the details or terms of any financial transaction between any Source or Sources and Client, including, but not limited to, the underwriting process for any debt or equity financing, Client's failure to comply with any timely and reasonable request for necessary additional documents and information requested by any Source.

3. CASH FEE, EQUITY FEE, MISCELLANEOUS

3.1 For the capital raise of approximately $5,000,000 (Five Million) US Dollars,(although the final capital raise may be higher or lower and that is determined between the Client and the Source of the capital), upon the Client receiving debt financing, equity financing, structured financing or an approved amount of a line of credit from any Source ( or Sources) introduced by Consultant, Client will pay Consultant in cash (via wire transfer) the amount which is Seven Percent (7%) of the Gross Funding Amount on each tranche received or the approved amount of a line of credit approved by Client from such Source ( or Sources) (the "Cash Fee"). The "Gross Funding Amount" for the purposes of this Agreement, will mean the total of the gross proceeds received or approved amount of a line of credit approved by Client from any Source ( or Sources) which was (were) introduced to Client by Consultant. The Cash Fee payment shall be paid to Consultant at the time of Client's closing or closings with Source (or Sources) pursuant to 3.6 (b)(ii) of this Agreement. For purposes of this Agreement a "Source" shall not include any person or entity previously known to the Client prior to introduction by the Consultant.

3.2 For the capital raise of approximately $5,000,000 (Five Million) US Dollars,

(although the final capital raise may be higher or lower and that is determined between the Client and the Source of the capital), upon the Client receiving debt financing, equity financing, structured financing or an approved amount of a line of credit from any Source ( or Sources) introduced by Consultant, Consultant will receive shares of Zander Therapeutics Inc. 's common stock pursuant to the following schedule ( "Equity Fee"). In the event that funding of less than $100,000 but more than $50,000 is provided by a Source to client consultant shall receive 5,000 common shares of the Client.

In the event that funding of less than $500,000 but more than $100,000 is provided by a Source to client consultant shall receive 15,000 common shares of the Client. In the event that funding of less than $1,000,000 but more than $500,000 is provided by a Source to client consultant shall receive 30,000 common shares of the Client.

In the event that funding of less than $5,000,000 but more than $1,000,000 is provided by a Source to client consultant shall receive 100,000 common shares of the Client.

The common stock share certificates representing the Equity Fee will be issued to the Consultant within 7 days after receiving capital from any Source or the establishment of a Client approved line of credit provided to the Client by a Source.

3.3 This Agreement does not constitute an obligation on the part of the Client to enter into a transaction with any Source. This Agreement does constitute an obligation on the part of the Client to refrain from engaging other sources to identify and introduce potential sources of capital to the Client. Client shall have no obligation to pay any Cash Fee or Equity Fee to Consultant in the event that a funding transaction between the Client and a Source is not completed for any reason, including, without limitation, due to an actual or purported breach or default by the Client

3.4 The Consultant shall not engage in any activity which would require registration as a Broker Dealer and shall only provide introductions and shall not, among other things, participate in any negotiations between a Source and the Client, assist in the structure of any transaction, provide assistance to any party in completing a purchase agreement, subscription agreement or other documentation related to a transaction or handle the funds or securities involved in any funding transaction with any Source

3.5The Consultant shall be responsible for his own expenses unless authorized by the Client in writing. Client shall not be liable to the Consultant for any payment or reimbursement other than the Cash Fee specified in 3.1 of this Agreement paid solely from the proceeds of funding provided to the Client by a Source.

3.6

(a)       The obligation of the Client to compensate Consultant pursuant to 3.1 and 3.2 of this Agreement shall survive for a period of 5 years from the date of execution of this Agreement.

(b)       Except as otherwise provided for herein:

(i)       All fees due to the Consultant hereunder shall have no offsets, are non-refundable, non-cancelable and shall be free and clear of any and all encumbrances.

(ii)       Any Cash Fee due the Consultant pursuant to 3.1 shall be paid to the Consultant by wire transfer of immediately available funds from the proceeds of any funding provided to the Client by a Source from a formal escrow arrangement established for the transaction by an agent mutually approved by both the Client and the Source to hold such funds ("Closing Agent") and pursuant to the written wire transfer instructions of the Consultant to the Closing Agent. The Company hereby agrees to establish an escrow with a Closing Agent for each Closing and that no Closing shall occur except through an escrow with a Closing Agent.

4.       ACCOUNTING.

Client shall maintain records in sufficient detail for purposes of determining the amount of the Cash Fee. Client shall provide to Consultant a written accounting that sets forth the manner in which the Cash Fee was calculated.

5.       RESTRICTED SECURITIES ACKNOWLEDGEMENT

Consultant acknowledges that any Equity Fee issued pursuant to this Agreement that shall not be registered pursuant to the Securities Act of 1933 shall constitute "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, and shall contain the following restrictive legend:

"THESE SECURITIES HA VE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMP ANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS."

6.       RIGHT TO INSPECT.

Consultant, or Consultant's agent, shall have the right to inspect Client's records for the limited purpose of verifying the calculation of the Cash Fee. Such inspections shall be made during reasonable business hours as may be set by Client.

7.       DEATH.

If Consultant dies during the term of this Agreement, Consultant's successors, heirs and/or assigns shall be entitled to any unpaid Cash Fee and/or unpaid Equity Fee provided for in this Agreement.

8.       SUPPORT SERVICES.

Client shall not provide Consultant with support services, including, but limited to, office space and secretarial services in connection with this Agreement.

9.         NEW PROJECT APPROVAL.

Consultant and Client recognize that Consultant's Services under this Agreement may include working on various projects for Client. Consultant shall obtain the written approval of Client prior to the commencement of any new project.

10.       TERM AND TERMINATION.

This Agreement shall be effective for a period of six months from the date of execution . Furthermore, the Consultant reserves the right to terminate this Consulting Agreement at any time at the Consultant's sole discretion.

11.       RELATIONSHIP OF PARTIES.

It is understood by the Parties that Consultant is an independent contractor with respect to Client, and is not an employee of Client. Client will not withhold any amounts from the Cash Fee or provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit for the benefit of Consultant.

12.       DISCLOSURE.

Consultant is required to disclose any outside activities or interests, including ownership or participation in the development of other inventions that conflict or that may conflict with the best interests of Client. Prompt disclosure is required under this paragraph if any activity or interest of Consultant is related, directly or indirectly, to those of the Client.

13.       EMPLOYEES.

Consultant's employees, if any, who perform services for Client under this Agreement shall also be bound by the provisions of this Agreement.

14.       INJURIES.

Consultant acknowledges Consultant's obligation to obtain appropriate insurance coverage for the benefit of Consultant (and Consultant's employees, if any). Consultant waives any rights to recovery from Client for any injuries that Consultant (and/or Consultant's employees) may sustain while performing services under this Agreement and that are a result of the negligence of Consultant or of Consultant's employees.

15.       ASSIGNMENT.

Consultant's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Client.

16.       INTELLECTUAL PROPERTY.

Consultant does not personally hold any interest in any of Client's Intellectual Property, including, but not limited to, copyrightable works, ideas, discoveries, inventions, applications for copyright, trademarks, applications for trademarks, applications for patents, and patents

( collectively, "Intellectual Property"):

17. CONFIDENTIALITY.

Client and Consultant agree that all disclosures by the Parties to each other in connection with this Agreement, whether or not marked as confidential, and whether or not disclosed before or after this Agreement is executed shall and must be maintained in the strictest confidence by the parties. Notwithstanding the foregoing, Client shall provide Consultant with notice about which of Client's materials Consultant may disclose to Consultant's Sources. The Parties agree that the information that they disclose to each other ( collectively, the "Information") is their respective valuable, special and unique assets and need to be protected from improper disclosure. In consideration for the Client's disclosure of its Information, Consultant agrees that Consultant will not at any time or in any manner, either directly or indirectly, use any Information for Consultant's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Client except in connection with providing Consultant's services to Client. Consultant will protect the Information and treat it as strictly confidential. A violation of this Section 17 shall be a material violation of this Agreement.

18.       UNAUTHORIZED DISCLOSURE OF INFORMATION.

If it appears that Consultant has disclosed ( or has threatened to disclose) Client's Information in violation of this Agreement, Client shall be entitled to an injunction to restrain Consultant from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Client shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

19.       CONFIDENTIALITY AFTER TERMINATION.

The confidentiality provisions of this Agreement shall remain in full force and effect for a period of the maximum extent permissible by applicable law subsequent the termination of this Agreement.

20.       NON-COMPETE AGREEMENT.

a)       Recognizing that the various items of Information are special and unique assets of Client that need to be protected from disclosure, and in consideration of the disclosure of the Information, Consultant agrees and covenants that for a period of Five (5) years following the termination of this Agreement, whether such termination is voluntary or involuntary, Consultant will not directly or indirectly engage in any business competitive with Client. This covenant shall apply to the geographical area that includes any region in which Client is conducting business. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, or (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Client for the benefit of a third party that is engaged in such business. Consultant agrees that this non-compete provision will not adversely affect the livelihood of Consultant.

b) Recognizing that the various items of Information are special and unique assets of Consultant that need to be protected from disclosure, and in consideration of the disclosure of the Information, Client agrees and covenants that for a period of Five (5) years following the termination of this Agreement, whether such termination is voluntary or involuntary, Client will not directly or indirectly solicit any Source for the purpose of providing funding for the benefit of any third party. Client agrees that this non-compete provision will not adversely affect the livelihood of Client.

21.       NON-CIRCUMVENT.

Client agrees that they shall not engage in any act with regards to any Source if the result of such act would be the circumventing of any fees which may be due to Consultant pursuant to this Agreement. Consultant shall have the benefit of equity and injunctive relief if such action is taken on the part of the Client.

22.       RETURN OF RECORDS.

Upon termination of this Agreement, Consultant shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Consultant's possession or under Consultant's control and that are Client's property or relate to Client's business.

13. NOTICES.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by e-mail if sent during normal business hours of the recipient, if not, then on the next business day, provided that electronic confirmation of the e-mail is received (and can be produced) by the sender; ( iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt, if the next day is a business day, if not on the next business day. All communications shall be sent to the contact information for the Parties set forth below or using such other contact information as either Party may designate by ten (10) days advance written notice to the other Party conforming with this Section 23.

IF for Consultant:

If For Client

24.       ENTIRE AGREEMENT.

This Agreement represents the sole agreement between the Parties and supersedes any and all prior negotiations, correspondences, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

25.       AMENDMENT.

This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

26.       SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

27.       WAIVER OF CONTRACTUAL RIGHT.

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

28.       GOVERNING LAW.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Geogeria, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Geogeria for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

COUNTERPART EXECUTION.

This Agreement may be executed in any number of counterparts and/or by facsimile signature with the same effect as if all of the Parties had signed the same document. All counterparts shall be construed together and shall constitute one original agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Bandwidth Capital

May 17, 2019

/s/ Dr. Mel J Colon

Dr. Mel J. Colon, CEO

(Duly Authorized Signatory by Bandwidth Capital Partners LLC)

Zander Therapeutics Inc.

May 21, 2019

/s/ David Koos

David Koos, CEO

(Duly Authorized Signatory by Zander Therapeutics Inc.)